Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 18, 2014, relating to the financial statements which appears in the December 31, 2013 Annual Report to Shareholders of Cohen & Steers Global Infrastructure Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Counsel and Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

September 25, 2014